                                                                    EXHIBIT 10.3

         Portions of this Exhibit have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                              TRIPARTITE AGREEMENT

         This TriPartite Agreement ("Agreement") is made as of the Effective Date (as hereafter defined), by and among OSI Pharmaceuticals, Inc., a Delaware corporation with its principal offices at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553-36549 (together with its Affiliates (as hereinafter defined) unless the context otherwise requires, "OSI"), Genentech, Inc., a Delaware corporation with its principal offices at 1 DNA Way, South San Francisco, California 94080 ("Genentech"), and F.Hoffmann-La Roche Ltd, a Swiss corporation with its principal offices at Grenzacher Strasse 124, CH-4070-Basel, Switzerland (together with its Affiliates (as hereinafter defined) unless the context otherwise requires, "Roche"). OSI, Genentech and Roche are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         1. OSI has participated in the development of a certain molecule known as OSI-774 (defined below) and has certain intellectual property rights related thereto.

         2. Genentech, OSI and Roche each wish to conduct development of OSI-774 with Genentech and OSI emphasizing activities in the U.S. and Roche emphasizing activities in Europe.

         3. The Parties wish to set up a structure which is intended to generally result in the optimization of the use of the Parties' resources to develop OSI-774 globally and to share Global Development Costs (as defined in Exhibit A hereof) on a 1/3, 1/3, 1/3 basis and facilitate their sharing of information about OSI-774.

         4. OSI is party to an agreement with Genentech (the "OSI-Genentech Agreement") and OSI is a party to an agreement with Roche (the "OSI-Roche Agreement").

         5. To further their purposes, the Parties' personnel will participate in various Teams and Committees as set forth in the charts on Exhibit B, and

         6. OSI and Roche will, pursuant to the OSI-Roche Agreement, conduct development activities which will not be covered by the Global Development Plan.

         7. OSI and Genentech will, pursuant to the OSI-Genentech Agreement, conduct development activities which will not be covered by the Global Development Plan

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, do hereby agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         Section 1.1 "AFFILIATE" shall mean any corporation, firm, limited liability company, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For the purposes of this Section 1.1, "control" means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more or the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or entity. For the purposes of this Agreement, Genentech shall be deemed to not be an Affiliate of Roche.

         Section 1.2 "EFFECTIVE DATE" shall mean the date of execution of the OSI-Roche Agreement and OSI-Genentech Agreement.

         Section 1.3 "GLOBAL DEVELOPMENT COMMITTEE" shall mean that body established pursuant to Section 3.1 hereof.

         Section 1.4 "GLOBAL DEVELOPMENT COSTS" shall have the meaning set forth in Exhibit A.

         Section 1.5 "GLOBAL DEVELOPMENT COUNTRIES" shall mean **

         Section 1.6 "GLOBAL DEVELOPMENT PLAN", which in its initial form is attached as Exhibit C, shall mean the plan for development of OSI-774, as amended from time to time (e.g. to take into account feedback from key regulatory authorities of the Global Development Countries.

         Section 1.7 "OSI-774" shall mean the selective inhibitor of epidermal growth factor receptor having the IUPAC name
[6,7-bis(2-methoxyethoxy)quinazolin4-y1]-(3-ethynylphenyl)-amine having the U.S. Approved Name erlotinib.



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** This portion has been redacted pursuant to a confidential treatment request.

         Section 1.8 "OSI/GENENTECH JOINT PROJECT TEAM" shall mean that body established pursuant to the OSI-Genentech Agreement.

         Section 1.9 "ROCHE PROJECT TEAM" shall mean that body established pursuant to the OSI-Roche Agreement.

         Section 1.10 "TRIPARTITE LICENSED PRODUCT" shall mean pharmaceutical formulations of OSI-774 (including, without limitation, prodrugs, salts, solvates and polymorphs of all the above in any form or formulation).

                                   ARTICLE 2.

                             GLOBAL GOALS AND PLANS

         Section 2.1 GLOBAL GOALS. The Parties agree, pursuant and subject to the terms of this Agreement, to set up a structure which is intended to generally result in the optimization of the use of the Parties' resources to develop OSI-774 in the Global Development Countries and share Global Development Costs on a 1/3, 1/3, 1/3 basis, to share information generated under the Global Development Plan to facilitate the obtaining of Regulatory Approval of OSI-774 Products in commercially significant indications as soon as reasonably practicable for commercial marketing and sale in the world and to work together on such other matters as the Global Development Committee shall determine. The Parties shall also coordinate matters concerning manufacturing of supplies for all development purposes.

         Section 2.2 GLOBAL DEVELOPMENT PLAN - MODIFICATIONS. The Parties have attached hereto as Exhibit C the initial Global Development Plan, pursuant to which, among other things, each Party will spend up to $100,000,000 for the further development of OSI-774. Hereafter, the

Global Development Plan (including the work, budget and timeline therefor) shall not be modified except upon formal decision by the OSI-774 Liaison Team and approval by the Global Development Committee as described in Section 3.1(c) below, which formal approval shall automatically constitute a valid binding amendment to Exhibit C attached hereto. The Global Development Plan will be updated annually.

                                   ARTICLE 3.

                              TRIPARTITE MANAGEMENT

     Section 3.1 GLOBAL DEVELOPMENT COMMITTEE.

         (a) ESTABLISHMENT OF THE GLOBAL DEVELOPMENT COMMITTEE. The Parties hereby establish a Global Development Committee or GDC for directing the development of OSI-774. The GDC will be composed of up to two (2) representatives of each Party, who shall be appointed (and may be replaced at any time) by such Party on written notice to the other party in accordance with this Agreement. Such representatives shall include individuals within the senior management of each Party with expertise in pharmaceutical drug development. The initial GDC members from each Party are listed on Exhibit D attached hereto. Any member of the GDC may designate a substitute to attend and perform the functions of that member at any meeting of the GDC. The GDC will meet at least twice each year during the Term of this Agreement, or at any frequency agreed by the GDC and will operate by unanimous vote. In any event, the GDC will meet thirty (30) days after the execution of this Agreement or as soon as practicable as mutually agreed by the Parties. The representatives from each Party will collectively have one vote in decisions.


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
         (b) GLOBAL DEVELOPMENT COMMITTEE RESPONSIBILITIES. The GDC shall perform the following functions:

              (i) approve material changes to the Global Development Plan including the approval of an annual budget

              (ii)   oversee execution of the Global Development Plan

              (iii)  resolve disputes concerning overall strategy or funding

              (iv)   provide guidance to the OSI-774 Liaison Team

              (v) approve the handling of budget issues, in particular, significant variances from the approved annual budget

              (vi) Resolve disputes arising in the OSI-774 Liaison Team including, without limitation, determining which clinical and pre-clinical activities should be done, as well as sourcing material for such activity

              (vii) perform such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties

         (c) GLOBAL DEVELOPMENT COMMITTEE PROCEDURES. Initially, OSI shall designate a Chairperson who will serve as such for the first year. Thereafter, the Chairperson shall be determined by the Global Development Committee. The Chairperson shall send notices and agendas for all regular GDC meetings to all GDC members. The location of regularly scheduled GDC meetings shall alternate among the offices of the Parties, unless otherwise agreed. Meetings may be held telephonically, but each member shall attend at least one meeting in person each year. The Party hosting any GDC meeting shall appoint one person (who need not be a member of the GDC) to attend the meeting and record the minutes of the meeting. Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and distribution. Any modifications to the Global Development Plan (including the work, budget and timeline therefor) approved at a GDC meeting shall be considered approved and shall constitute an amendment to Exhibit C upon ratification of the meeting minutes related thereto. In addition, any study referred to in Section 3.1(d) that is conducted shall be included in the Global Development Plan.

         (d)  DISPUTE RESOLUTION. **

     Section 3.2 OSI-774 LIAISON TEAM.

         (a) OSI-774 LIAISON TEAM. The Parties have established the OSI-774 Liaison Team to liaise between the Roche Project Team and the OSI/Genentech Joint Project Team which will be composed of one representative of each Party (who should be the head of the applicable Project Team) who has been appointed by each Party (and may be replaced at any time by such Party) on written notice to the other Parties in accordance with this Agreement. Each member may utilize and bring to meetings other personnel from such member's company. The members shall communicate frequently and outside of formal meetings. Ongoing communication and updates will be provided to the Parties as the Global Development Plan unfolds. Any member of the OSI-774 Liaison Team may designate a substitute to attend and


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** This portion has been redacted pursuant to a confidential treatment request.

perform the functions of that member in any meeting of the OSI-774 Liaison Team. The OSI-774 Liaison Team will coordinate the activities of the Project Teams of the Parties and closely interact to establish key logistical parameters for the Global Development Plan.

         (b) OSI-774 LIAISON TEAM. The OSI-774 Liaison Team shall perform the following functions:

              (i)    coordination of pre-clinical activities

              (ii)   coordination of clinical team activity

              (iii)  coordination of regulatory activity

              (iv) coordination of manufacturing activity to, among other things, assure that if there is more than one manufacturer there is uniformity as to specifications and formulations being manufactured

              (v)    coordination of communication and publication strategy

              (vi)   preparation of budgets and updates to present to the GDC

              (vii)  prioritization and allocation of supply of OSI-774

              (viii) such other matters as directed by the Global Development Committee

              (ix)   Such other matters set forth in Exhibit C hereto

         (c) OSI-774 LIAISON TEAM PROCEDURES. OSI-774 Liaison Team meetings shall take place by telephone or video conference or in person on an as needed basis. In addition, the OSI-774 Liaison Team shall meet in person at least once a year. The Party hosting any meeting shall appoint one person (who need not be a member of the Committee) to attend the formal meetings and record the minutes of the meeting. Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and distribution.

         (d) DISPUTE RESOLUTION. For issues coming before the OSI-774 Liaison Team for which the Parties' OSI-774 Liaison Team members have disagreements, decision-making authority will rest with the Global Development Committee for dispute resolution under Section 3.1(d).

     Section 3.3 ACCOUNTING AND FINANCIAL REPORTING. Each Party will appoint a representative with expertise in the areas of accounting, cost allocation, budgeting and financial reporting. Such representatives shall work under the direction of the OSI-774 Liaison Team to provide services to and consult with the OSI-774 Liaison Team in order to address the financial, budgetary and accounting issues which arise in connection with the Global Development Plan and the Financial Planning, Accounting and Reporting Procedures attached hereto as Exhibit A. Each representative may designate a substitute to perform such functions or may be replaced at any time by the representative Party providing notice thereof to the other Party.

                                   ARTICLE 4.

                         COVENANTS, TERM AND TERMINATION

     Section 4.1 REASONABLE EFFORTS. Subject to the terms and conditions of the OSI-Genentech Agreement, OSI-Roche Agreement and this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary and appropriate to consummate the transactions contemplated by such Agreement in accordance with the terms thereof.

     Section 4.2 TERMINATION. This Agreement shall commence as of the Effective Date and shall terminate when either the OSI-Genentech Agreement or the OSI-Roche Agreement shall terminate.

                                   ARTICLE 5.

                              TRANSFER OF MATERIALS

         Each Party may transfer certain of its proprietary materials to the other Parties. Each Party agrees that it will use such materials of the other Parties only for the purposes of the OSI-Genentech Agreement, the OSI-Roche Agreement or this Agreement, as the case may be, and will not transfer such materials to any third party without the prior written consent of the transferring Party. Except as expressly provided in the OSI-Roche Agreement, the OSI-Genentech Agreement or this Agreement, the transfer of any such proprietary materials by one Party to another shall not be deemed to be a grant of any rights in the proprietary material. All right, title and interest in and to all such proprietary materials (and any patent rights relating thereto) shall remain in the Party transferring such materials

                                   ARTICLE 6.

                                 CONFIDENTIALITY

     Section 6.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the Term of this Agreement and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as permitted under this Agreement any

Know-how (as defined in each of the OSI-Genentech Agreement and OSI-Roche Agreement) and other proprietary information and materials furnished to it by any other Party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

         (a) was already known to the receiving Party as demonstrated by written records, other than under an obligation of confidentiality, at the time of disclosure by the other Party as demonstrated by competent written records;

         (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

         (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

         (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others; or

         (e) was subsequently developed by the receiving Party without use of the Confidential Information as demonstrated by competent written records.

     Section 6.2 AUTHORIZED DISCLOSURE. Each Party may disclose Confidential Information hereunder to the extent such disclosure is required to comply with applicable governmental regulations or conduct pre-clinical or clinical trials or to the extent ordered by a court of competent jurisdiction (subject to an appropriate protection order) under the Global

Development Plan, provided that if a Party is required by law or regulation to make any such disclosure of any other Party's Confidential Information it will give reasonable advance notice to such other Party of such disclosure requirement and will use its reasonable best efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions substantially as protective as those of this Article 6, Confidential Information to its consultants, clinical investigators and contract manufacturers but only for any purposes provided for in the Global Development Plan.

     Section 6.3 SURVIVAL. This Article 6 shall survive the termination or expiration of this Agreement for a period of **

     Section 6.4 TERMINATION OF PRIOR AGREEMENTS. As of the Effective Date hereof, this Agreement supersedes the Confidentiality Agreement between OSI and Roche dated September 25, 2000 and the Confidentiality Agreement between OSI and Genentech dated August 4, 2000 (the "Confidentiality Agreements"), but only insofar as the Confidentiality Agreements relate to the subject matter of this Agreement. All Confidential Information (as defined in the Confidentiality Agreements) exchanged between the Parties under the Confidentiality Agreements relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 6.


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** This portion has been redacted pursuant to a confidential treatment request.

                                   ARTICLE 7.

                          REPRESENTATION AND WARRANTIES

     Section 7.1 REPRESENTATIONS AND WARRANTIES.

         (a) Each of the Parties hereby represents and warrants that this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such parties does not conflict with any agreement, instrument or understanding, oral or written to which it is a party or by which it is bound nor violate any law or regulation of any Court, government body or administrative agency having any jurisdiction over it.

         (b) Each Party has not, and during the Term of the Agreement will not, grant any rights related to Tripartite Licensed Products to any Third Party which would conflict with the rights granted to any other Party hereunder or under the OSI-Roche Agreement, OSI-Genentech Agreement or the Divestiture Agreement (as defined in the OSI-Roche Agreement and OSI-Genentech Agreement), whether by execution of or amendment to any agreement or otherwise.

                                   ARTICLE 8.

                             INFORMATION AND REPORTS

         Section 8.1 SAFETY DATA BASE. The Parties will, as soon as practical, organize a serious adverse event data base (the "SAE Data Base") that meets regulatory requirements in each of the Global Development Countries.

         Section 8.2 CRO DATA BASE. All data which may include, without limitation, database information, safety reports and final reports from such clinical trials under the Global Development Plan for Tripartite Licensed Products under (i) the OSI-Genentech Agreement, (ii) the OSI-Roche Agreement and ** All such clinical trial data and information shall be accessible to the Parties. If a Party itself conducts a clinical trial under the Global Development Plan, it shall transfer all of the clean, final data for such trial to ** no later than six (6) months after the date that the last trial data has been collected under the trial protocol for the last clinical trial subject. The OSI-774 Liaison Team shall coordinate the transfers of any such data.



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** This portion has been redacted pursuant to a confidential treatment request.

                                   ARTICLE 9.

                              INTELLECTUAL PROPERTY

     Section 9.1 SOLE AND JOINT INVENTIONS. The Parties recognize that any Party may make, separately or jointly with another Party, inventions during the course of the activities under the Global Development Plan ("OSI-774 Inventions"). In such event, the Parties' rights to OSI-774 Inventions and any patent applications and patents thereon made by a Party solely or jointly with either or both of the other Parties will be governed by the OSI-Genentech Agreement and the OSI-Roche Agreement.

     Section 9.2 GRANT OF RIGHTS TO STEP-IN.

         (a) The Parties acknowledge that OSI has secondary rights pursuant to the OSI-Genentech Agreement to file, prosecute, maintain and enforce patent applications and patents for certain Genentech OSI-774 Inventions, if Genentech declines to exercise its primary rights to such actions. If OSI elects not to exercise its secondary rights, Genentech and OSI grant Roche the right to file, prosecute and maintain patent applications and patents for such OSI-774 Inventions and to enforce patents for such OSI-774 Inventions.

         (b) The Parties acknowledge that OSI has secondary rights pursuant to the OSI-Roche Agreement to file, prosecute, maintain and enforce patent applications and patents for certain Roche OSI-774 Inventions, if Roche declines to exercise its primary rights to such actions. If OSI elects not to exercise its secondary rights, Roche and OSI grant Genentech the right to file, prosecute and maintain patent applications and patents for such OSI-774 Inventions and to enforce patents for such OSI-774 Inventions. This Section 9.2 shall survive any expiration or termination of this Agreement.

         Section 9.3 ENFORCEMENT OF PATENTS FOR GENENTECH-OSI-ROCHE JOINT INVENTIONS. In the event of an infringement of a patent for a Genentech-OSI-Roche joint invention, the Parties shall decide the best way for the Parties to proceed.



                                  ARTICLE 10.

                                  MISCELLANEOUS

         Section 10.1 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         Section 10.2 PUBLICITY REVIEW. The Parties agree that the public announcement of the execution of the OSI-Genentech Agreement, the OSI Roche Agreement and this Agreement shall be in the form of a press release to be agreed upon on or before the Effective Date and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, the Parties will jointly discuss and agree on any statement to the public regarding the Global Development Plan or any aspect of the Global Development Plan, and the results of clinical studies conducted thereunder, subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. When a Party elects to make any such statement it will give at least five (5) applicable day's notice, unless disclosure is required by law in a shorter period of time, to the other Parties to review and comment on such statement.

         Section 10.3 PUBLICATIONS. Except as required by law, each Party agrees that it shall not publish or present the results of studies or clinical trials carried out by such Party under the Global Development Plan without the opportunity for prior review by the other Parties. Each Party shall provide to the other Parties the opportunity to review any of the submitting Party's proposed abstracts, manuscripts or presentations (including information to be presented verbally) which relate to the Field under either the OSI-Genentech Agreement or the OSI-Roche Agreement, as the case may be, at least thirty (30) days prior to their intended submission for publication, and such submitting Party agrees, upon written request from any other Party, not to submit such abstract or manuscript for publication or to make such presentation until such other Party is given up to forty-five (45) days from the date of such written request to seek appropriate patent protection for any material in such publication or presentation which it reasonably believes is patentable. Once such abstracts, manuscripts or presentations have been reviewed by each Party and have been approved for publication, the same abstracts, manuscripts or presentations do not have to be provided again to any Party for review for a later submission for publication. Expedited reviews for abstracts or poster presentations within ten (10) days of receipt by a Party may be arranged by sending a prior written notice to the other Parties requesting such expedited review, unless another arrangement is mutually agreed upon by the Parties. Each Party also shall have the right to require that its Confidential Information that may be disclosed in any such proposed publication be deleted prior to such publication. In the event that any Party submits any manuscript or other publication relating to any Tripartite Licensed Product under either the OSI-Genentech Agreement or OSI-Roche Agreement, it will consider and acknowledge the contributions of the other Parties, including, as appropriate, co-authorship.

         Section 10.4 NOTICES. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, that notices of a change of address shall be effective only upon receipt thereof).

                   If to OSI:

                            OSI Pharmaceuticals, Inc.
                            106 Charles Lindbergh Boulevard
                            Uniondale, NY 11553
                            Attention: President
                            Telecopy:  (516) 745-6429

                   With a copy to:

                            Mintz Levin Cohn Ferris Glovsky and Ferris, P.C. 666 Third Avenue
                            New York, NY 10017
                            Attn: Joel Papernik, Esq.
                            Telecopy:  (212) 983-3115

                   If to Genentech:

                            Genentech, Inc.
                            1 DNA Way
                            South San Francisco, CA 94080
                            Attention: Corporate Secretary
                            Telecopy: (650) 952-9881

                   If to F.Hoffman-La Roche Ltd:

                            Grenzacher Strasse 124
                            CH-4070-Basel
                            Switzerland
                            Attention:  Corporate Law
                            Telecopy: 41-61-688-13-96


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
         Section 10.5 WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

         Section 10.6 SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonable acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

         Section 10.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         Section 10.8 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authorized the ambiguous provision.

         Section 10.9 HEADINGS. All headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 10.10 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10.11 ENTIRE AGREEMENT. This Agreement, including all Exhibits attached hereto which are hereby incorporated herein by reference, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties, subject to Section 6.4 above with respect to prior Confidentiality Agreements. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

         Section 10.12 CONFLICTS. If any provision of the OSI-Genentech Agreement or the OSI-Roche Agreement conflicts with the provisions of this Agreement, the provisions of this Agreement shall govern such conflict.

         Section 10.13 RIGHT TO CONDUCT OTHER STUDIES. Nothing in this Agreement shall limit in any respect the right of each Party to itself and at its own expense conduct clinical and pre-clinical activities for additional indications for OSI-774 not called for under the Global Development Plan, provided that no other Party reasonably has objected (after 60 days prior notice) and that no such activity adversely affects the goals of the Global Development Plan or the effectuation of the Global Development Plan, subject, in the case of OSI and Genentech, to the OSI-Genentech Agreement. Any serious adverse event safety data resulting from these activities shall be part of the SAE Data Base. Any Party who did not participate may buy the data by paying ** of the total cost of these activities. Roche and OSI shall without prior notice to Genentech or Genentech's consent be able to conduct development activities not covered by the Global Development Plan outside of the Global Development Countries, but Genentech may nevertheless buy the data from such activity by payment of ** of the total cost thereof.

         Nothing in this Agreement shall affect the right of OSI or Genentech to conduct development of other epidermal growth factor receptor inhibitors under the OSI-Genentech Agreement.


[This space is intentionally left blank]












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                                       21
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         IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

OSI PHARMACEUTICALS, INC.                                  GENENTECH, INC.



By:    /s/ COLIN GODDARD                                   By:    /s/ ARTHUR D. LEVINSON
       ----------------------------------                         ----------------------
Name:  Colin Goddard                                       Name:  Arthur D. Levinson
       ----------------------------------                         ------------------
Title: Chairman & Chief Executive Officer                  Title: Chairman & Chief Executive Officer
       ----------------------------------                         ----------------------------------



F.HOFFMANN-LA ROCHE LTD




By:    /s/ WERNER HENRICH
       ----------------------------------
Name:  Werner Henrich
       ----------------------------------
Title: Senior Vice President
       ----------------------------------



By:    /s/ RUDOLF SCHAFFNER
       ----------------------------------
Name:  Rudolf Schaffner
       ----------------------------------
Title: Vice President
       ----------------------------------

                                    EXHIBIT A

             Financial Planning, Accounting and Reporting Procedures


A.1.     GLOBAL DEVELOPMENT PLAN AND BUDGET

         The initial Global Development Plan and preliminary budget attached to this Agreement as Appendix C shall be expanded into a ** long range Global Development Plan, at the latest within six (6) months from the Effective Date, which shall be updated on an annual basis ** Such Global Development Plan shall be supplemented by a comprehensive budget which will project the related Global Development Costs (as defined below) by quarters for the first running 8 calendar quarters and by year for the remaining ** on an indication by indication basis, and shall be ratified by the GDC. The budget derived from the Global Development Plan will be updated as a rolling development budget whenever needed quarterly if changes in the Global Development Plan so require it, but at least on an annual basis ** The rolling development budget will be developed in a manner consistent with the accounting systems of each Party and will be supplemented with detailed business plans for clinical trials and drug approval applications as determined by the OSI-774 Liaison Team and ratified by the GDC. The Global Development Plan and rolling development budget once approved by the OSI-774 Liaison Team, and ratified by the GDC, can only be changed with the approval of the OSI-774 Liaison Team, which change is ratified by the GDC as provided in the Agreement. The rolling development budget shall identify activities and costs in sufficient detail as agreed upon between the Parties to allow an appropriate monitoring of expenses versus budget.



-------------------
** This portion has been redacted pursuant to a confidential treatment request.

A.2.     GLOBAL DEVELOPMENT COSTS

         Global Development Costs shall mean the costs specifically attributable to the development of a Tripartite Licensed Product and actually incurred under the Global Development Plan after the Effective Date of the Agreement through the date of termination as defined under the Tripartite Agreement, provided that no Party shall be required to spend more than $100,000,000 unless otherwise agreed to by the Parties. Such costs shall comprise those costs, both direct and indirect including Development Allocable Overhead (i.e. fully burdened development costs), required to obtain, expand and/or maintain the authorization and/or ability to manufacture, formulate, fill, ship and/or sell a Tripartite Licensed Product in commercial quantities in the Global Development Countries.

         Global Development Costs shall include but are not limited to costs of development including cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of a Tripartite Licensed Product conducted internally or by individual investigators, or consultants, process development, process improvement, qualification lots, costs for preparing, submitting, reviewing or developing data or information necessary for the purpose of submission to a governmental authority in order to obtain, expand and/or maintain approval of a Tripartite Licensed Product in the Global Development Countries.

         Global Development Costs shall include expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program or post registration clinical studies required to obtain, expand and/or maintain approvals in the Global Development Countries.

Global Development Costs may include costs incurred in geographical areas other than the Global Development Countries ** only to the extent that the activities related with such costs are specifically included in the Global Development Plan and budget, as ratified by unanimous vote of the Global Development Committee and not subject to further dispute resolution, to be incurred in such geographical areas for the purpose of generating data or information required to obtain, expand and/or maintain approval of a Tripartite Licensed Product in the Global Development Countries.

         Global Development Costs shall not include patent costs, pre-registration marketing costs (e.g. trademark costs, advertising agency selection costs, pre-marketing studies), post-registration clinical and marketing studies which are not conducted as part of the Global Development Plan.

         Global Development Costs shall include amounts equivalent to ** of the development costs of each Party as defined above, in lieu of General and Administrative Costs.

         In determining Global Development Costs, each Party will use its respective project accounting systems with the purpose of tracking costs as much as possible on a product indication-by-product indication basis, and will review and approve its respective project accounting systems and methodologies with the other Parties. In general, these project accounting systems report actual time spent on specific projects, applying the actual labor costs, capture actual costs of specific projects and allocate other expenses to projects.



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** This portion has been redacted pursuant to a confidential treatment request.

A.3.     DEVELOPMENT ALLOCABLE OVERHEAD

         Development Allocable Overhead shall mean costs incurred by a Party or for its account which are attributable to a Party's supervisory, services, occupancy costs, payroll, information systems, human resources or purchasing functions and which are allocated to the development activities based on a space occupied or headcount or other activity-based method. Development Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

A.4.     ADDITIONAL INDICATION OPT OUT - OPT BACK IN

         Each Party has the right to opt out of the development of an additional indication for a Tripartite Licensed Product beyond the initial indications included in the Global Development Plan for that Tripartite Licensed Product at (and only at) the point of time when the GDC takes its formal decision to include such additional indication in the Global Development Plan, subject, in the case of OSI and Genentech, to the OSI-Genentech Agreement which might require joint action by OSI and Genentech. Prior to such opt out decision, the Parties shall have a good faith discussion about the reasons and consequences of the opt out.

         The Global Development Costs related to an additional indication for which a Party has opted out shall be equally shared between the Parties, or solely supported by the Party, which have not elected to opt out.

         The Party electing to opt out of an additional indication will provide the other Parties with ** notice prior to its election and will be obligated to pay its share of the cost of all ongoing clinical and preclinical studies and its share of other Global Development Costs already committed as of the date of such notice. Thereafter the Party electing to opt out will not share any costs or benefits of such additional indication within its on going share of the Global Development Costs.

         In the event that a Party which previously opted out of an additional indication wishes to regain its rights to such indication then it may regain such rights by electing to do so at the latest within thirty days of the first formal decision of the GDC to file for approval for that indication in the Global Development Countries and by paying within thirty days, ** of the total Global Development Costs incurred by the other Party or Parties for such indication during the period of opt out and by thereafter assuming from the opt back in date its ongoing obligations as if no opt out had occurred. Such payment shall be shared in proportion to the amount expended by each Party who contributed to the study.

A.5.     CHARGING, REPORTING, AND CONSOLIDATING OF GLOBAL DEVELOPMENT COSTS

         The Global Development Plan and rolling development budget as ratified by the GDC for the Tripartite Licensed Product shall be the reference for charging and sharing Global Development Costs.



-------------------
** This portion has been redacted pursuant to a confidential treatment request.

         The responsibility for the consolidated reporting of the Global Development Costs to the OSI-774 Liaison Team shall be with OSI in close cooperation with Roche and Genentech. The OSI-774 Liaison Team shall determine the structure and the level of details which shall apply for the Parties to report their incurred Global Development Costs to OSI for consolidation and to allow an appropriate monitoring of expenses versus rolling development budget. This will be the basis for Global Development Plan accounting and determining of payments to the Parties.

         The Clinical Supplies for clinical studies of the Global Development Program shall be charged as material costs, at Fully Burdened Manufacturing Cost (excluding General and Administrative Costs), whether supplied by a Party or by a Third Party. Fully Burdened Manufacturing Cost means one hundred percent (100%) of a Party's manufacturing cost (in accordance with the Party's accounting policies consistently applied), which shall comprise the cost of goods produced as determined by the Party manufacturing or contracting with a Third Party for each stage of the manufacturing process in accordance with GAAP or IAS as consistently applied by such Party, including product quality assurance/control costs, applicable Allocable Overhead, and other costs borne by the Party for transport, customs clearance and storage of product at the request of the other Party prior to the time of sale (i.e. freight, customs, duty and insurance).

         Each Party shall report quarterly its incurred Global Development Costs in US Dollars as early as possible, but no later than ** days after the last day of the calendar quarter in question, and shall separately provide the quarterly and year-to-date cumulative figures. Each Party shall report Global Development Costs in a manner consistent with its project accounting system.

         As early as possible, but no later than ** days after the last day of each calendar quarter, Genentech and Roche will provide OSI with financial statements for their respective activities, prepared in accordance with the terms contained in this Exhibit A in order for OSI to prepare the consolidated reports. No later than ** after the last day of the calendar quarter OSI shall provide Genentech and Roche with a copy of a reconciliation statement identifying on an indication-by-indication basis the Global Development Costs and the calculation serving as the basis of determining payments between the Parties. Each quarterly report will be accompanied by and include reasonable documentation which itemizes and explains the costs incurred as to allow comparison to the ratified rolling development budget and provide details as agreed upon by the Parties, in US Dollars, in a manner consistent with the amounts budgeted for such activities.

     The financial representatives from the Parties will meet as appropriate but at least quarterly either by telecon, video conference, or in person, to address the following:

-   methodologies for charging costs to the Global Development Plan





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** This portion has been redacted pursuant to a confidential treatment request.

- analysis of the consolidated actual Global Development Costs, of the determination of the quarterly settlement payments to the Parties and supporting detailed documents and reports from the Parties

- identification and reporting of all significant line item budget variances to the OSI-774 Liaison Team

- proposal for updated rolling development budget and projections to the OSI-774 Liaison Team

- submission of updates of the long range Global Development Plan and rolling development budget to the OSI-774 Liaison Team.

A.6.     SHARING OF GLOBAL DEVELOPMENT COSTS - PAYMENTS BETWEEN THE PARTIES

         Global Development Costs will be shared pursuant to Section 2.1 of this Tripartite Agreement.

         The OSI-774 Liaison Team, will be responsible for, analyzing and reporting all significant line item budget variances and all overall, total budget variances to the GDC.

A settlement balancing payment will be invoiced ** to one or both of the other Parties, no later than ** such that each Party bears its proportionate share of the Global Development Costs. The OSI-774 Liaison Team will provisionally approve materially unfavorable deviations from the line item budget, as defined by the OSI-774 Liaison Team, and subsequently approve the calculation and basis for invoicing such balancing payments between the Parties. The Parties



-------------------
** This portion has been redacted pursuant to a confidential treatment request.

shall meet on an annual basis no later than ninety (90) days after the last day of the year in question and a "true-up" of the calendar year actual Global Development Costs and its sharing between the Parties shall be presented for approval by the GDC. Only the GDC may provide final approval for materially unfavorable line item budget variations and all overall, total budget variations, chargeable under the Global Development Plan. Corrective settlement payments may be issued as a consequence of the final decision taken by the GDC. Such yearly corrective settlement payments will be approved and invoiced as early as possible, but no later than ninety (90) days after the last day of the year in question.

         Any payment which is not paid before ** days from receipt of an invoice will bear interest at a rate equal to the prime rate of interest **.

A.7.     AUDITS AND INTERIM REVIEWS.

         The Parties shall maintain and cause the Third Parties acting for their account to maintain books of account and complete and accurate records pertaining to the Global Development Costs in sufficient detail to permit to confirm the correct calculation of the Global Development Costs.

At the reasonable expense of a Party (the "Requesting Party"), the Requesting Party or its authorized independent public accountant has the right to engage the officially appointed worldwide independent public accountant of any other Party (the "Audited Party") to perform, on behalf of the Requesting Party or its independent public accountant, an audit, conducted in



-------------------
** This portion has been redacted pursuant to a confidential treatment request.

accordance with international accounting standards (IAS), of such books and records of the Audited Party, its Affiliates and sublicensees, that are deemed necessary by the Audited Party's independent public accountant to report on Global Development Costs for the period or periods requested by the Requesting Party and the correctness of any report or payments made under this Agreement.

         Upon timely request and at least thirty (30) working days' prior written notice from the Requesting Party, such audit shall be conducted as an additional audit work during the Audited Party's annual audit of the countries specifically requested by the Requesting Party, during regular business hours in such a manner as to not unnecessarily interfere with the Audited Party's normal business activities, **. Such audit shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time. ** All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying Global Development Costs or compliance with this Agreement, shall be treated as Confidential Information subject to the obligations of this Agreement and need neither be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than ** from the end of the calendar year to which each shall pertain; nor more than one (1) year after the date of termination of this Agreement. Audit results shall be shared by the Requesting Party and the Audited Party. If accounting errors found greater than ** in the items sampled such that the Audited Party has been overpaid, then the costs of such



-------------------
** This portion has been redacted pursuant to a confidential treatment request.

audit shall be borne by the Audited Party, and such Audited Party shall return to the Requesting Party the amount of money received in error plus interest **

         The failure of a Party to request verification of any calculation of Global Development Costs during the period when records have to be retained shall be considered acceptance of the accuracy of such reporting by such Party.

         In the case a Party has overpaid Global Development Costs to the other, such Party shall be entitled to claim reimbursement of any such amount overpaid and the other Party shall promptly reimburse the Party having overpaid for any such amount plus interest **

A.8. START OF OPERATIONS AND EFFECTIVE ACCOUNTING DATE TERMINATION. Operation of the Global Development Plan will be deemed to have commenced as of the Effective Date of the Agreement. Costs and expenses incurred prior to such date are not chargeable to the Global Development Plan.

         For reporting and accounting purposes with respect to the Global Development Plan, the effective termination date of the Agreement will be the nearest month end to which such termination takes place.





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** This portion has been redacted pursuant to a confidential treatment request.

                                    EXHIBIT B

                                   TRIPARTITE


                     -------------------------------------
                                 OSI/GNE/ROCHE
                                ----------------
                          GLOBAL DEVELOPMENT COMMITTEE
                        -Annual Plan/Dispute Resolution
                        -Budget and Cost Reconciliation
                        -Each company has 2 members
                          -Chairman rotates, OSI first
                     -------------------------------------

----------------------    --------------------------  -----------------------
                              OSI-744 LIASON TEAM
     OSI/GNE                                                   ROCHE
    ---------                                                ---------
  US PROJECT TEAM           (Heads of Project Team          Project Team
                           from OSI, GNE and Roche)
----------------------    --------------------------  -----------------------


                     -------------------------------------
                                      CRO
                                 MANUFACTURING
                                   DATA, ETC.
                     -------------------------------------

                                    GENENTECH



              --------------------------------------------------
                        OSI/GNE JOINT STEERING COMMITTEE
                        --------------------------------
                        US Development/Commercialization
                             3 Senior Managers Each
                                   -Guidance
                        -Annual Plan and Budget Approval
              --------------------------------------------------


                                                               -----------------
                                                                 Joint Finance
                                                                 Sub-Committee
                                                               -----------------

                     -------------------------------------
                                    OSI/GNE
                                   ----------
                                US PROJECT TEAM
                     -------------------------------------


                                                             -------------------
                                                                     CRO
                                                                MANUFACTURING
                                                                  DATA, ETC.
                                                             -------------------

                   --------------------
  GNE               Regulatory Affairs
Clinical              Sub-Committee         R&D             OSI Clinical
  Team             --------------------     Activities           Team

                                      ROCHE



                     -------------------------------------
                                     ROCHE
                                    -------
                                  Project Team
                     -------------------------------------


-------------------      Clinical     Regulatory     Marketing     Manufacturing
       CRO
   MANUFACTURING
     DATA, ETC.
-------------------

                                    EXHIBIT C

                             GLOBAL DEVELOPMENT PLAN

                                       **
















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** This portion has been redacted pursuant to a confidential treatment request.

                                    EXHIBIT D

                     MEMBERS OF GLOBAL DEVELOPMENT COMMITTEE


GENENTECH

Susan Hellmann
Stephen Dilly


OSI

Nicholas Bacopoulos
Paul Nadler


ROCHE

Ed Holdener
To be advised